Exhibit 10(B)

AMENDMENT NO. 1
TO
EMPLOYMENT AGREEMENT OF SELIM A. BASSOUL

        This Amendment No. 1 is made this 3rd day of July, 2003, by and among THE MIDDLEBY CORPORATION, a Delaware corporation, MIDDLEBY MARSHALL INC., a Delaware corporation, (collectively the “Employer”) and SELIM A. BASSOUL (“Employee”).

RECITALS

A.     Employer and Employee are parties to that certain Employment Agreement dated as of May 16, 2002 (the “Employment Agreement”), under which Employee is entitled to the continuation of certain benefits in the event that his employment is terminated without “Cause” (as defined therein) or within six months of a “Change in Control” (as defined therein).

B.     Employer and Employee wish to amend the Employment Agreement (i) to clarify the circumstances under which certain group health benefits are provided to Employee in the event of a termination of employment, (ii) to increase the period of time that certain group health benefits are provided to Employee in the event of a termination under such circumstances, and (iii) to provide certain lifetime health benefits in the event that Employee continues to be employed by Employer until he reaches age 51 or later, and in certain other events described more fully below.

AGREEMENT

               NOW THEREFORE the parties agree as follows:

1.             Section 5(b) of the Employment Agreement is hereby amended to read as follows:

“(b)	Notwithstanding anything to the contrary contained in this Agreement, in the event that (i) the Employer terminates Employee’s employment under this Agreement (as hereafter amended or extended) without “Cause” (as defined below), or (ii) the Employee terminates his employment under this Agreement within the six-month period immediately following a “Change in Control” (as defined below), by providing written notice of such termination to the Employer, Employee shall be entitled to (A) payments for a period of twenty-four (24) months following his date of termination of employment in an amount equal to his annual monthly salary in effect at such date, payable at the times such amounts would have been payable were Employee still employed by the Employer; and (B) continued participation by Employee and any dependents who were participating immediately prior to Employee’s termination of employment, in all health and medical plans and programs which the Employer maintains, from time to time, for its senior executives and their families, under the same terms and conditions, including payment of any required employee contributions therefor, as may generally apply, for the period ending with the earlier of (I) the date Employee becomes eligible to be covered, as an employee, under a health or medical plan or program sponsored by another employer, or (II) the date Employee becomes eligible for any health or medical benefits under Title XVIII of the Social Security Act (Medicare) or any governmental program in replacement thereof, provided that such participation in the Employer plans and programs is permitted under the provisions of such Employer plans and programs. In the event that participation in any such Employer plan or program is barred or otherwise not permitted, the Employer shall provide substantially similar health and medical benefits to Employee and any eligible dependents, in which case the Employer may self-fund such benefits or may purchase individual policies or plans to provide such benefits, in its sole discretion. Solely for purposes of continuing health plan participation as set forth in sub-clause (B) above, and not for purposes of salary continuation as set forth in sub-clause (A) above, the failure of the Employer, prior to the expiration of the Agreement, to offer to extend the term of the Agreement until a date which is on or after Employee’s 51st birthday, upon the same terms and conditions (or terms and conditions more favorable to Employee) as in effect on the day the Agreement expires, shall be treated as a termination of Employee’s employment by Employer, under this Agreement.”

2.     Section 5 of the Employment Agreement is hereby amended by adding after subsection (b) a new subsection (c) to read as follows, and by renumbering the existing subsections (c) and (d) as (d) and (e), respectively:

“(c)	Notwithstanding anything to the contrary contained in this Agreement, in the event that (i) prior to Employee’s 51st birthday the Employee’s employment under this Agreement is terminated on account of the Employee’s death or “Disability” (as defined below), (ii) prior to Employee’s 51st birthday the Employer terminates Employee’s employment under this Agreement without “Cause” following a Change in Control (or prior to a Change in Control as a condition of the acquirer to such Change in Control), (iii) prior to Employee’s 51st birthday the Employee terminates his employment under this Agreement within the six-month period immediately following a “90% Change in Control” (as defined below) by providing written notice of such termination to the Employer, or (iv) the Employee’s employment with Employer continues without interruption until Employee’s 51st birthday and terminates on or after Employee’s 51st birthday, for any reason, but excluding a termination for Cause, then, in any such event Employee shall be entitled to continued participation by Employee and any dependents who were participating immediately prior to Employee’s termination of employment, in all health and medical plans and programs which the Employer maintains, from time to time, for its senior executives and their families, under the same terms and conditions, including payment of any required employee contributions therefor, as may generally apply (including any limitation or termination of coverage of non-spouse dependents after a stated age), until the later of the death of Employee or Employee’s surviving spouse to whom he was married at the time of termination of employment, provided that such participation in the Employer plans and programs is permitted under the provisions of such Employer plans and programs, and provided, further, that at such time as Employee, or any covered dependent of Employee, becomes eligible for health or medical benefits under Title XVIII of the Social Security Act (Medicare) or any governmental program in replacement thereof, such health or medical benefits shall automatically become the primary coverage for such person(s) and the coverage provided hereunder shall be secondary to such other coverage, to the maximum extent permitted under applicable law. If, while eligible for benefits under this Subsection 5(c), Employee becomes employed by any person and becomes eligible for health and medical benefits under such employer’s health plan, the Employer shall be relieved, during the period of such employment and to the extent of the benefits for which Employee and his dependents are eligible under such employer’s plan, of the obligation to provide the health and medical benefits described in this Subsection 5(c). In the event that participation in any such Employer plan or program is barred or otherwise not permitted, the Employer shall provide substantially similar health and medical benefits to Employee and any eligible dependents, in which case the Employer may self-fund such benefits or may purchase individual policies or plans to provide such benefits, in its sole discretion.”

3(A). Subsection 5 (e) (originally subsection 5(d) but renumbered pursuant to Paragraph 2 above) of the Employment Agreement reads as follows:

“(e)	For purposes of this Section 5, the term “Change in Control” shall mean any 25 percentage point increase in the percentage of outstanding voting securities of TMC hereafter held by any person or group of persons who agree to act together for the purpose of acquiring, holding, voting or disposing of such voting securities as compared to the percentage of outstanding voting securities of TMC held by such person or group of persons on the date hereof.

Example: On April 16, 2002 individual A owns 2.42% of the total outstanding voting securities of TMC. Thereafter, individual A commences a series of open market and private purchases, and on September 16, 2002 for the first time his holdings exceed 27.42% of the outstanding voting securities of TMC. A Change of Control occurs on September 16, 2002.”

(B). Section 5 of the Employment Agreement is hereby amended by adding after subsection (e) new subsections (f) and (g) to read as follows:

“(f)	For purposes of this Section 5, the term “Disability” shall mean Employee’s failure to substantially discharge his duties under this Agreement for one hundred and eighty (180) consecutive days as a result of illness, injury, or any other physical or mental incapacity. An affirmative determination of Employee’s Disability shall be made by two licensed physicians (chosen by the Employee and approved by Employer, which approval shall not be unreasonably withheld), which determination shall be binding upon the parties.

(g)	For purposes of this Section 5, the term “90% Change in Control” shall mean any 90 percentage point increase in the percentage of outstanding voting securities of TMC hereafter held by any person or group of persons who agree to act together for the purpose of acquiring, holding, voting or disposing of such voting securities as compared to the percentage of outstanding voting securities of TMC held by such person on June 1, 2003.

Example: On June 1, 2003 Company Y owns none of the outstanding voting securities of TMC. Thereafter, through a series of open market and private purchases and a public tender offer, on September 1, 2004 for the first time Company Y owns at least 90% of the outstanding voting securities of TMC.

        A 90% Change in Control occurs on September 1, 2004.”

4.     Except as above amended, the Employment Agreement shall remain in full force and effect.

        IN WITNESS WHEREOF the parties hereto have executed this instrument as of the day and year first above stated.

THE MIDDLEBY CORPORATION AND MIDDLEBY MARSHALL INC.	SELIM A. BASSOUL

By: /s/ William F. Whitman, Jr. Chairman of the Board	/s/ Selim A. Bassoul